AGREEMENT is to be effective as of the 23rd day of August, 2013, by and between Carmel Advisors LLC, maintaining its principal offices at 11995 El Camino Real, Suite 301, San Diego, CA 92130 (hereinafter referred to as "Carmel Advisors LLC"), and Lexaria Corp. (hereinafter referred to as "Client").

W I T N E S E T H:

WHEREAS, Carmel Advisors LLC is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Carmel Advisors LLC for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Carmel Advisors LLC Client herewith engages Carmel Advisors LLC, and Carmel Advisors LLC agrees to render to Client public relations, communications, advisory and consulting services, detailed more fully in the SCHEDULE A-2 addendum.

The consulting services to be provided by Carmel Advisors LLC shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client. Client acknowledges that Carmel Advisors LLC's ability to relate information regarding Client's activities is directly related to the information provided by Client to Carmel Advisors LLC.

Client acknowledges that Carmel Advisors LLC will devote such time as is reasonably necessary to perform the services for Client, having due regard for Carmel Advisors LLC's commitments and obligations to other business for which it performs consulting services.

Term and Termination. This Agreement shall be for a period of six (6) months, commencing on the effective date hereof. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement.

Treatment of Confidential Information. Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Carmel Advisors LLC in connection with Carmel Advisors LLC's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). Carmel Advisors LLC will not be bound by the foregoing limitation in the event:

(I) The Confidential Information is otherwise disseminated and becomes public information,

or

(II) Carmel Advisors LLC is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Carmel Advisors LLC of Other Clients. Client acknowledges and consents to Carmel Advisors LLC rendering public relations, consulting and/or communications services to other clients of Carmel Advisors LLC engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Carmel Advisors LLC. Client acknowledges that Carmel Advisors LLC, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Carmel Advisors LLC, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Carmel Advisors LLC.

Indemnification by Carmel Advisors LLC . Carmel Advisors LLC agrees to indemnify, hold harmless and defend Client, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the actions, negligent or otherwise, of Carmel Advisors LLC , its subsidiaries, agents, employees or affiliates in the performance of its obligations under the Agreement.

Independent Contractor. It is expressly agreed that Carmel Advisors LLC is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Carmel Advisors LLC or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation. SEE SCHEDULE A-1

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. This Agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs.

Governing Law/Venue. This Agreement shall be governed under the laws of the State of California and any claim arising here from shall be submitted to a court of competent jurisdiction located in San Diego County, California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CARMEL ADVISORS LLC

By: ______________________ Date: Aug /22/2013

Colin Gibson

Vice President

LEXARIA CORP.

By: ______________________ Date: Aug 23/13 By: ______________________ Date: ________

Chris Bunka

CEO, President

END

SCHEDULE A-1
(COMPENSATION)

For the services to be rendered and performed by Carmel Advisors LLC during the term of this Agreement, Client shall, upon acceptance of this Agreement, cause to be issued to the name of Carmel Advisors LLC:

One Hundred and Sixty Thousand (160,000) restricted shares of Lexaria Corp. stock per Canadian Securities Regulations due upon the execution of the Agreement, for (6) months of service.

The services of Carmel Advisors LLC will begin upon receipt of the above mentioned compensation.

CARMEL ADVISORSLLC

By: ______________________ Date: Aug /23/2013

Colin Gibson

Vice President

LEXARIA CORP.

By: ______________________ Date: Aug23/13 By: ______________________ Date: __________

Chris Bunka

CEO, President

SCHEDULE A-2
(DESCRIPTION OF SERVICES)

Initial CEO Conference Call / Follow-Up Calls Can Be Recorded for Promotional Use

Investment Considerations / Bullet Points Developed

1 to 4-Page Corporate Stock Profile Prepared

Press Release Writing, Conception and Strategy, and Scheduling Services

Chat Room/Social Media Management -- Investor Sentiment Management

Daily Outbound Tele-Campaign to New Investors

Proactive Market Maker Communications and Relations

Bid Support and Other Strategic Bid / Ask Representation

Current Shareholder Relations, Communications & Management

Postcard Mailers to Existing Shareholders and Target Investors

Gathering of Contact Information and Key Qualifying Data on All Existing Shareholders & Interested Investors

END